Exhibit 99.1

Contact:	Mary Rucci / Cathy Engel	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555

PECO CEO Outlines New Energy Programs

PHILADELPHIA (September 7, 2007) – PECO President and CEO Denis O’Brien today applauded Governor Rendell and the General Assembly for their commitment to address critical energy needs including energy efficiency, demand-side management and renewable resource development. The company outlined programs it is prepared to implement to address these needs.

“We are pleased that energy policy will be the focus of the upcoming special legislative session and our company is committed to working with Governor Rendell and the legislature as these issues are addressed,” O’Brien added.

In an era of rising energy prices, the company supports a variety of steps to ease the transition to competitive markets and at the same time promote broader energy policy goals. PECO supports the development of a legislative package to help customers manage rising energy prices and increase the use of environmentally friendly alternative fuel sources to meet Pennsylvania’s growing energy needs.

“We believe customers want reliable service at reasonable prices and also want assistance in conserving power. In addition, they want more renewable power in the generation mix to protect the environment,” O’Brien further commented.

PECO is prepared to implement a variety of programs to address these needs, including:

•	Phasing-in 2011 rate increases

•	Implementing programs designed to provide information and education to consumers regarding rate increases and managing their bills

•	Offering aggressive conservation and load management programs

•	Implementing comprehensive smart meters/time of use programs

•	Expanding assistance for low-income customers

•	Providing least-cost, market-based electric generation supply for customers

-more-

“My colleagues and I are prepared to work around the clock to negotiate with the Rendell administration, the General Assembly, and other interested parties to finalize the details of the programs and the cost recovery mechanisms,” O’Brien said.

As a demonstration of PECO’s commitment to moving ahead on this front, PECO announced it will file a plan with the Pennsylvania Public Utility Commission to make “smart meter” time-of-use programs available to its customers.

The plan, which will be filed in the near future, will introduce a multi-phase implementation of a program that will allow customers to manage their energy use and costs by monitoring their usage during on- and off-peak periods. The company’s plan also will reflect the deployment of state-of-the-art metering technology across the entire PECO service territory during the next six to 10 years.

“We believe this kind of program can help our customers reduce their bills, reduce the demand for energy and thereby reduce energy prices overall and we look forward to further discussion,” said O’Brien.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 480,000 natural gas customers in southeastern Pennsylvania. In 2006, the company delivered 38.2 million megawatt-hours (Mwh) of electricity and 76.1 billion cubic feet of natural gas to residential, business and institutional customers. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.